EXHIBIT 99.1

Superior Uniform Group Reports Second Quarter Operating Results

  7% Increase in Net Sales for the Quarter
  42% Increase in Earnings per Share

SEMINOLE, Fla., July 22, 2010 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the second quarter ended June 30, 2010, sales were $26,629,161, compared with 2009 second quarter sales of $24,971,523. Net earnings were $983,170 or $.17 per share (diluted), compared with earnings of $701,272 or $.12 per share (diluted) in the 2009 second quarter.

For the six months ended June 30, 2010, sales were $52,609,023, compared with sales of $48,687,617 in the six months ended June 30, 2009. Net earnings for the six months ended June 30, 2010 were $1,491,387 or $.25 per share (diluted), versus earnings of $198,327 or $.03 per share (diluted) in the first six months of 2009.

Michael Benstock, Chief Executive Officer, commented: "We are quite pleased to report continued significant improvement in our operating results in the current period. Net sales for the second quarter of 2010 increased almost 7%, primarily as a result of sales to customers acquired in our acquisition of Blade in the fourth quarter of 2009. More significantly, our earnings per share increased approximately 42% in the same period in comparison to the second quarter of 2009. This substantial improvement in earnings is partially due to the increased net sales in the current period and more significantly as a result of our streamlined cost structure.

"We continue to be well received in the marketplace and are seeing increased activity with potential customers. We are well positioned both financially and organizationally to be able to continue to report improved operating results as the economy recovers.

"We are quite pleased with the integration of the customers that we acquired in the Blade acquisition into our business. We are continuing to search for strategic acquisition opportunities in the marketplace."

ABOUT SUPERIOR

Superior Uniform Group, Inc., established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Superior manages award-winning apparel programs for major corporations. They are leaders in innovative uniform program designs, global manufacturing, and state-of-the-art distribution.   Superior, through their subsidiary "The Office Gurus" is also a near-shore premium provider of cost effective bilingual contact center and office solutions.

Superior's financial strength and resources support a customer's diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Their commitment to service, technology, quality and value-added benefits separates them from the competition in each of their seven primary markets: Healthcare, Hospitality, Food Service, Retail Employee I.D., Government Service, Private Security, and Rental Service. For more information please call (800) 727-8643, or visit their Web site at: www.superioruniformgroup.com. The Office Gurus (www.theofficegurus.com) enhance the overall customer experience for their strategic partners' internal and external customers.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
THREE MONTHS ENDED JUNE 30,
(Unaudited)

	2010	2009

Net sales	$ 26,629,161	$ 24,971,523

Costs and expenses:
Cost of goods sold	17,245,178	16,689,786
Selling and administrative expenses	7,845,209	7,235,529
Interest expense	5,604	24,936
	25,095,991	23,950,251

Earnings before taxes on income	1,533,170	1,021,272
Income tax expense	550,000	320,000
Net earnings	$ 983,170	$ 701,272

Per Share Data:
Basic:
Net earnings	$ 0.17	$ 0.12

Diluted:
Net earnings	$ 0.17	$ 0.12

Cash dividends per common share	$ 0.135	$ 0.135
SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
SIX MONTHS ENDED JUNE 30,
(Unaudited)

	2010	2009

Net sales	$ 52,609,023	$ 48,687,617

Costs and expenses:
Cost of goods sold	34,293,552	32,998,920
Selling and administrative expenses	15,966,006	15,305,657
Interest expense	8,078	64,713
	50,267,636	48,369,290

Earnings before taxes on income	2,341,387	318,327
Income tax expense	850,000	120,000
Net earnings	$ 1,491,387	$ 198,327

Per Share Data:
Basic:
Net earnings	$ 0.25	$ 0.03

Diluted:
Net earnings	$ 0.25	$ 0.03

Cash dividends per common share	$ 0.27	$ 0.27
SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30,
(Unaudited)

ASSETS

	2010	2009

CURRENT ASSETS
Cash and cash equivalents	$ 7,157,084	$ 5,634,150
Accounts receivable and other current assets	20,798,608	18,246,222
Inventories	31,866,207	35,282,883

TOTAL CURRENT ASSETS	59,821,899	59,163,255

PROPERTY, PLANT AND EQUIPMENT, NET	10,528,435	11,389,504
OTHER INTANGIBLE ASSETS	1,103,541	416,778
DEFERRED INCOME TAXES	2,340,000	3,025,000
OTHER ASSETS	207,239	252,381

	$74,001,114	$74,246,918

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ 5,629,374	$ 4,730,988
Other current liabilities	2,280,582	2,342,173

TOTAL CURRENT LIABILITIES	7,909,956	7,073,161

LONG-TERM PENSION LIABILITY	4,941,550	7,020,296
OTHER LONG-TERM LIABILITIES	735,000	690,000
SHAREHOLDERS' EQUITY	60,414,608	59,463,461

	$74,001,114	$74,246,918
CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135